Exhibit 99.1

Media Contact:	William H. Galligan	Phone: 816/983-1551
bgalligan@kcsouthern.com

Kansas City Southern Reports Record Second Quarter Revenue; Operating Ratio of 71.7%

Second Quarter 2011 Results

•	Revenues of $535 million, a 16% increase from prior year on a 7% increase in carloadings
•	Operating income of $152 million, an increase of 19% from a year ago
•	Operating ratio of 71.7%, a 0.7 point improvement over second quarter 2010
•	Adjusted diluted earnings per share of $0.71 for second quarter 2011 up from $0.55 in the second quarter 2010. Diluted earnings per share were $0.64 and $0.34 respectively.

Kansas City, MO, July 21, 2011. Kansas City Southern (KCS) (NYSE:KSU) reported second quarter 2011 revenues of $535 million, a 16% increase compared to the corresponding 2010 period. Overall, carload volumes were 7% higher than in second quarter 2010.

All commodity groups contributed to the improvement in revenues. The Automotive group experienced a 42% increase in revenues in second quarter compared to the same period a year ago. Intermodal revenues also showed strength increasing 25% over the same time period. Other revenue improvements were 28% for Coal; 14% for Industrial and Consumer Products; 14% for Chemical and Petroleum; and 5% for Agriculture and Minerals.

Operating expenses for the second quarter of $383 million were $49 million, or 15%, higher than the corresponding 2010 period, primarily due to a 33% increase in fuel. Exclusive of fuel, operating expenses increased 10%. Operating income for the second quarter of 2011 was $152 million, which was 19% higher than 2010. KCS’s record second quarter operating ratio of 71.7% improved compared with the 72.4% operating ratio reported for the corresponding 2010 period, despite higher fuel prices.

Net income available to common stockholders in the second quarter totaled $71 million, or $0.64 per diluted share, compared to $35 million, or $0.34 per diluted share in second quarter 2010. Adjusting for debt retirement costs of $10.3 million in the second quarter of 2011 and $32.5 million in second quarter 2010, adjusted diluted earnings per share were $0.71 and $0.55 respectively, an increase of 29%.

“Kansas City Southern achieved year-over-year and sequential improvement in most of its key financial and operational metrics, including carloads, revenues, operating income and operating ratio,” stated David L. Starling, KCS president and chief executive officer. “These results illustrate the continued expansion of KCS’s markets and its success in maintaining a high level of operating performance while handling record levels of traffic. As we look out to the remainder of the year, KCS’s full year revenue growth is expected to be higher than the first half growth of 14%; an improvement over the low double-digit guidance we provided previously.

“KCS did experience some disruption of its grain and coal traffic late in the second quarter caused by flood conditions in the upper Midwest. While KCS’s rail system was not directly impacted, our interchange partners have been forced to divert trains away from flood-ravaged areas. This situation is expected to persist through the first half of the third quarter.

“Despite the traffic disruptions, KCS established new records in the second quarter for carloads; and freight, line haul and total revenues, while also attaining the highest average revenue per unit in the company’s history. The strength and diversity of the markets we serve in both the U.S. and Mexico provide us with confidence that KCS can continue to achieve strong business growth over the long term.

“In July, KCS completed the refinancing of the Kansas City Southern Railway credit facility extending maturities and improving financial flexibility. Also in July, KCS entered into a final settlement on the Hurricane Alex property and casualty claim. It is expected that the final cumulative earnings per share impact of Hurricane Alex will be a loss of approximately $0.05, which is consistent with guidance provided since the third quarter 2010 earnings conference call.”

GAAP RECONCILIATION

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share	Three Months Ended June 30,
	2011	2010
Diluted earnings per share	$0.64	$0.34
Adjustment for debt retirement costs	0.07	0.21

Adjusted diluted earnings per share (a)	$0.71	$0.55

(a) The Company believes adjusted diluted earnings per share is meaningful as it allows investors to evaluate the Company’s performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of the Company.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de México, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The words “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based upon information currently available to management and management’s perception thereof as of the date of this news release. Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and consume rail freight; revocation of the rail concession of KCS’s subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination, or failure to renew, agreements with customers, other railroads and third parties; interest rates; access to capital; disruptions to the KCS’s technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; credit risk of customers and counterparties and their failure to meet their financial obligation; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents along the KCS’s rail network, facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; changes in securities and capital markets; loss of key personnel; labor difficulties, including strikes and work stoppages; insufficiency of insurance to cover lost revenue, profits or other damages; acts of terrorism or risk of terrorist activities; war or risk of war; and other factors affecting the operation of the business; domestic and international economic conditions; political and economic conditions in Mexico and the level of trade between the United States and Mexico; the outcome of claims and litigation KCS or its subsidiaries. More detailed information about these factors may be found in filings by KCS with the Securities and Exchange Commission, including the KCS’s Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 1-4717) and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. KCS is not obligated to update any forward-looking statements in this news release to reflect future events or developments.

Kansas City Southern

Consolidated Statements of Income

(In millions, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$534.9	$461.6	$1,023.5	$897.9

Operating expenses:
Compensation and benefits	104.4	93.7	204.8	184.4
Purchased services	54.8	48.0	102.9	92.9
Fuel	92.0	69.1	171.5	129.9
Equipment costs	42.7	41.3	84.1	80.0
Depreciation and amortization	45.5	46.9	91.2	92.7
Materials and other	43.9	35.4	89.6	82.6

Total operating expenses	383.3	334.4	744.1	662.5

Operating income	151.6	127.2	279.4	235.4

Equity in net earnings of unconsolidated affiliates	5.3	4.6	8.9	11.0
Interest expense	(32.4)	(41.9)	(65.5)	(86.3)
Debt retirement costs	(10.3)	(32.5)	(10.3)	(47.4)
Foreign exchange gain (loss)	0.4	(1.4)	0.3	1.2
Other income, net	—	1.0	1.7	1.5

Income before income taxes	114.6	57.0	214.5	115.4
Income tax expense	42.9	19.6	78.7	43.8

Net income	71.7	37.4	135.8	71.6
Less: Net income (loss) attributable to noncontrolling interest	0.9	—	1.0	(1.1)

Net income attributable to Kansas City Southern and subsidiaries	70.8	37.4	134.8	72.7
Preferred stock dividends	0.1	2.8	1.5	5.5

Net income available to common stockholders	$70.7	$34.6	$133.3	$67.2

Earnings per share:
Basic earnings per share	$0.65	$0.35	$1.25	$0.69

Diluted earnings per share	$0.64	$0.34	$1.23	$0.68

Average shares outstanding (in thousands):
Basic	109,428	99,907	106,858	97,946
Potentially dilutive common shares	382	459	2,918	514

Diluted	109,810	100,366	109,776	98,460

Kansas City Southern

Revenues & Carloads/Units By Commodity – Second Quarter 2011 and 2010

	Revenues (in millions) Second Quarter		%	Carloads and Units (in thousands) Second Quarter		%	Revenue per Carload/Unit Second Quarter		%
	2011	2010	Change	2011	2010	Change	2011	2010	Change

Chemical & Petroleum
Agri Chemicals	$5.6	$6.0	(7%)	3.6	3.7	(3%)	$1,556	$1,622	(4%)
Other Chemicals	45.9	40.3	14%	27.3	26.3	4%	1,681	1,532	10%
Petroleum	30.4	25.9	17%	19.6	18.8	4%	1,551	1,378	13%
Plastics	25.0	21.2	18%	16.5	15.7	5%	1,515	1,350	12%

Total	106.9	93.4	14%	67.0	64.5	4%	1,596	1,448	10%

Industrial & Consumer Products
Forest Products	56.4	51.4	10%	30.8	33.0	(7%)	1,831	1,558	18%
Metals & Scrap	49.7	41.1	21%	28.9	26.9	7%	1,720	1,528	13%
Other	18.9	16.7	13%	20.9	18.4	14%	904	908	—

Total	125.0	109.2	14%	80.6	78.3	3%	1,551	1,395	11%

Agriculture & Minerals
Grain	59.6	59.0	1%	34.7	36.2	(4%)	1,718	1,630	5%
Food Products	40.5	36.1	12%	18.5	18.6	(1%)	2,189	1,941	13%
Ores & Minerals	14.7	15.1	(3%)	12.1	13.0	(7%)	1,215	1,162	5%
Stone, Clay & Glass	6.7	5.7	18%	3.5	3.6	(3%)	1,914	1,583	21%

Total	121.5	115.9	5%	68.8	71.4	(4%)	1,766	1,623	9%

Coal
Unit Coal	58.1	45.2	29%	57.4	55.1	4%	1,012	820	23%
Other Coal	9.9	8.1	22%	10.9	10.0	9%	908	810	12%

Total	68.0	53.3	28%	68.3	65.1	5%	996	819	22%

Intermodal	62.0	49.6	25%	194.6	171.6	13%	319	289	10%

Automotive	34.4	24.3	42%	20.5	17.5	17%	1,678	1,389	21%

TOTAL FOR COMMODITY GROUPS	517.8	445.7	16%	499.8	468.4	7%	$1,036	$952	9%

Other Revenue	17.1	15.9	8%

TOTAL	$534.9	$461.6	16%

Kansas City Southern

Revenues & Carloads/Units By Commodity – Year to Date June 30, 2011 and 2010

	Revenues (in millions) Year to Date		%	Carloads and Units (in thousands) Year to Date		%	Revenue per Carload/Unit Year to Date		%
	2011	2010	Change	2011	2010	Change	2011	2010	Change

Chemical & Petroleum
Agri Chemicals	$11.6	$12.2	(5%)	7.5	7.8	(4%)	$1,547	$1,564	(1%)
Other Chemicals	86.2	77.0	12%	52.1	50.3	4%	1,655	1,531	8%
Petroleum	58.4	51.1	14%	38.3	37.7	2%	1,525	1,355	13%
Plastics	47.6	42.7	11%	32.1	30.9	4%	1,483	1,382	7%

Total	203.8	183.0	11%	130.0	126.7	3%	1,568	1,444	9%

Industrial & Consumer Products
Forest Products	111.5	98.2	14%	63.5	63.6	—	1,756	1,544	14%
Metals & Scrap	94.9	77.4	23%	57.9	51.9	12%	1,639	1,491	10%
Other	37.1	33.4	11%	41.3	36.2	14%	898	923	(3%)

Total	243.5	209.0	17%	162.7	151.7	7%	1,497	1,378	9%

Agriculture & Minerals
Grain	109.9	115.0	(4%)	65.6	71.3	(8%)	1,675	1,613	4%
Food Products	75.1	68.6	9%	35.7	36.1	(1%)	2,104	1,900	11%
Ores & Minerals	29.1	27.5	6%	25.1	24.4	3%	1,159	1,127	3%
Stone, Clay & Glass	12.5	10.8	16%	6.7	6.9	(3%)	1,866	1,565	19%

Total	226.6	221.9	2%	133.1	138.7	(4%)	1,702	1,600	6%

Coal
Unit Coal	114.0	96.9	18%	116.0	116.5	—	983	832	18%
Other Coal	18.6	15.4	21%	21.0	20.6	2%	886	748	18%

Total	132.6	112.3	18%	137.0	137.1	—	968	819	18%

Intermodal	116.2	92.2	26%	370.5	322.1	15%	314	286	10%

Automotive	65.5	46.0	42%	40.6	35.3	15%	1,613	1,303	24%

TOTAL FOR COMMODITY GROUPS	988.2	864.4	14%	973.9	911.6	7%	$1,015	$948	7%

Other Revenue	35.3	33.5	5%

TOTAL	$1,023.5	$897.9	14%